As filed with the Securities and Exchange Commission on June 6, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lions Gate Entertainment Corp.

Lions Gate Entertainment Inc.

(Exact Name of Registrants as specified in their charters)

British Columbia, Canada Delaware	N/A 98-0183157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9 (877) 848-3866	2700 Colorado Avenue, Suite 200 Santa Monica, California 90404 (310) 449-9200

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Wayne Levin

General Counsel and Chief Strategic Officer

Lions Gate Entertainment Corp.

2700 Colorado Avenue, Suite 200

Santa Monica, California 90404

(310) 449-9200

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

David E. Shapiro

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filed, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
1.25% Convertible Senior Subordinated Notes due 2018 and Related Guarantee	$60,000,000(1)	100	%(2)(3)	$60,000,000	(2)	$8,184
Common shares, no par value	2,000,000 shares(4)		(5)		(5)		(5)
Total				$60,000,000		$8,184

(1)          Represents the aggregate principal amount of the 1.25% Convertible Senior Subordinated Notes due 2018 issued by Lions Gate Entertainment Inc. prior to the date of this registration statement.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)          Exclusive of accrued interest, if any.

(4)          Such number represents the number of Lions Gate Entertainment Corp. common shares that are initially issuable upon conversion of the notes registered hereby. For purposes of estimating the number of Lions Gate Entertainment Corp. common shares issuable upon conversion of the notes, the registrants used a conversion price of approximately $30.00 per common share, which is the initial conversion price under the notes. Pursuant to Rule 416 under the Securities Act of 1933, in addition to the Lions Gate Entertainment Corp. common shares set forth in this table, the number of such shares registered hereby includes such additional indeterminate number of Lions Gate Entertainment Corp. common shares as may be issuable from time to time upon conversion of the notes as a result of share splits, share dividends and the anti-dilution provisions thereof.

(5)          No additional consideration will be received for the common shares issuable upon conversion of the notes, and, therefore, no registration fee is required pursuant to Rule 457(i).

PROSPECTUS

LIONS GATE ENTERTAINMENT CORP.

LIONS GATE ENTERTAINMENT INC.

$60,000,000 Aggregate Principal Amount of
1.25% Convertible Senior Subordinated Notes due 2018

2,000,000 Common Shares Issuable upon Conversion of Notes

Lions Gate Entertainment Inc., or LGEI, issued the notes in a private placement in April 2013. This prospectus may be used by the selling securityholders to sell their notes and related guarantee and Lions Gate Entertainment Corp., or Lions Gate, common shares issuable upon conversion of the notes.  Lions Gate is the parent company of LGEI.

The notes bear interest at a rate of 1.25% per annum and began accruing interest from their date of issuance, April 15, 2013. The interest payment dates on the notes is April 15 and October 15 of each year, beginning on October, 2013.  The notes will mature on April 15, 2018.

The notes are convertible, at the option of the holder, into common shares of Lions Gate, at any time before maturity or repurchase by us. The initial conversion rate is 33.33333 common shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $30.00 per common share) subject to adjustment in certain circumstances. In addition, under certain circumstances, if a holder converts such holder’s notes upon a change in control, such holder will be entitled to receive a make whole premium. Lions Gate common shares are quoted on the New York Stock Exchange, or the NYSE, under the symbol “LGF.”

Each noteholder may require LGEI to repurchase the notes upon a “designated event” as described in this prospectus, at a price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase.

Lions Gate has fully and unconditionally guaranteed the payment of principal and interest on the notes and amounts payable upon repurchase on an unsecured senior subordinated basis. The notes and related guarantee are subordinated in right of payment to the prior payment in full of LGEI’s and Lions Gate’s Senior Debt as specified in this prospectus. The notes and related guarantee are effectively subordinated to the liabilities of Lions Gate’s direct and indirect subsidiaries other than LGEI.

On June 3, 2013, the last reported sale price of Lions Gate’s common shares was US$29.49 per share on the NYSE.

We will not receive any proceeds from the sale by the selling securityholders of the notes or the common shares issuable upon conversion of the notes. Other than selling commissions and fees and share transfer taxes, we will pay all expenses of the registration of the notes, the common shares issuable upon conversion of the notes, and certain other expenses.

Our business and an investment in the notes involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Neither Lions Gate nor LGEI is making any representation to any purchaser of the securities regarding the legality of an investment in the securities by such purchaser under any legal investment or similar laws or regulations.

Throughout this prospectus, the terms “Lions Gate,” the “Company,” “we,” “us” and “our” refer to Lions Gate Entertainment Corp., a British Columbia corporation, the guarantor of the notes and the issuer of the common shares issuable upon conversion of the notes. The term LGEI refers to Lions Gate Entertainment Inc., a Delaware corporation, the issuer of the notes and an indirect wholly-owned subsidiary of Lions Gate. Where specifically noted or where the context requires otherwise, references to “Lions Gate,” “the Company,” “we,” “us” and “our” also include its subsidiaries (including LGEI). All dollar amounts are in United States dollars unless otherwise indicated.  The terms “you” and “your” refer to the holders of the notes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the Commission or the SEC. Our SEC filings are available to the public via the internet at the SEC’s website (www.sec.gov). You may also inspect and copy any document we file with the SEC at the Commission’s public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facility.

This prospectus constitutes part of a registration statement on Form S-3 filed under the United States Securities Act of 1933, as amended, or the Securities Act, with respect to the securities being offered. As permitted by the Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Commission, at the public reference facilities maintained by the Commission in Washington, D.C.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by

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reference is an important part of this prospectus, and information that we file later with the Commission will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•                  our annual report on Form 10-K for the fiscal year ended March 31, 2013, filed on May 30, 2013;

•                  our current report on Form 8-K filed on June 3, 2013, May 31, 2013, May 30, 2013 and current report on Form 8-K/A filed on March 22, 2012; and

•                  the description of our common shares contained in our Registration Statement on Form 8-A filed on August 5, 2004 (Commission File No. 001-14880), and any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until all the securities to which this prospectus relates are sold shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the information incorporated by reference into this prospectus, but not delivered herewith, at no cost, by writing or telephoning us at the following address:

Investor Relations Department
Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(310) 449-9200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

No separate financial statements of LGEI are included or incorporated by reference into this prospectus. LGEI and Lions Gate consider these financial statements not to be material to holders of the notes because LGEI’s results of operations are included in the consolidated financial statements of Lions Gate. LGEI does not file annual, quarterly or current reports with the SEC. However, Lions Gate’s financial statements contain consolidating financial information for (1) Lions Gate on a stand-alone basis, (2) LGEI on a stand-alone basis, (3) the non-guarantor subsidiaries of Lions Gate (including subsidiaries of LGEI) on a combined basis and (4) Lions Gate on a consolidated basis. Any notes issued by LGEI are fully and unconditionally guaranteed by Lions Gate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like, the negatives of such expressions, or the use of the future

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tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•                  our ability to operate profitably;

•                  expectations that we will have sufficient capital to repay our indebtedness as it becomes due and to finance our ongoing business and operations;

•                  our ability to successfully identify and integrate future acquisitions;

•                  the popularity of our motion pictures and other content offerings;

•                  fluctuations in our revenues and results of operations;

•                  our ability to manage future growth;

•                  our ability to exploit our filmed and television content library;

•                  external factors in the motion picture and television industry;

•                  our theatrical slate financing arrangements;

•                  our competition;

•                  protecting and defending against intellectual property claims;

•                  piracy of motion pictures; and

•                  our ability to meet certain Canadian regulatory requirements.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films and television series, budget overruns, limitations imposed by our credit facilities and notes, unpredictability of the commercial success of our motion pictures and television programming, risks related to our acquisition strategy and integration of acquired businesses, the effects of dispositions of businesses or assets, including individual films or libraries, the cost of defending our intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the other risks and uncertainties discussed under Part I, Item 1.A. “Risk Factors” found in our Annual Report on Form 10-K filed with the SEC on May 30, 2013, and any other such disclosures made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities the selling securityholders may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

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SUMMARY

You should read the following summary together with the more detailed information regarding LGEI and Lions Gate and the notes and common shares offered hereby, including “risk factors” and our consolidated financial statements and related notes, incorporated by reference in this prospectus. Trademarks or service marks used herein are the property of their respective owners, which includes us in some instances. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

About Lions Gate Entertainment Corp. and Lions Gate Entertainment Inc.

Lions Gate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales.

In fiscal 2013 (i.e., the twelve-month period ending March 31, 2013), Lionsgate released 20 motion pictures theatrically, which included both Lionsgate and Summit Entertainment, LLC (“Summit”) films developed and produced in-house, films co-developed and co-produced and films acquired from third parties. In fiscal 2014 and future years, we intend to release approximately 13 to 16 motion pictures theatrically per year.

Our television business consists of the development, production, syndication and distribution of television productions. We currently produce, syndicate and distribute 28 television shows, which air on 20 networks and distribute approximately 280 series worldwide. In fiscal 2014, we expect to grow our television business through continued production and distribution of original content.

We distribute our library of approximately 15,000 motion picture titles and television episodes and programs directly to retailers, rental kiosks, through various digital media platforms, joint ventures, and pay and free television channels in the United States (the “U.S.”), the United Kingdom (the “U.K.”) and Ireland, and indirectly to other international markets through our subsidiaries and various third parties.

We are a corporation organized under the laws of the Province of British Columbia, resulting from the merger of Lions Gate Entertainment Corp. and Beringer Gold Corp. on November 13, 1997. Beringer Gold Corp. was incorporated under the Business Corporation Act (British Columbia) on May 26, 1986 as IMI Computer Corp. Lions Gate Entertainment Corp. was incorporated under the Canada Business Corporations Act using the name 3369382 Canada Limited on April 28, 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and on July 24, 1997, continued under the Business Corporation Act (British Columbia).

Our principal offices are located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9 and at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404. Our telephone numbers are (877) 848-3866 in Vancouver and (310) 449-9200 in Santa Monica. To find out more information regarding us and our business, you should read the section of the prospectus entitled “Where You Can Find More Information.” We maintain a website at http://www.lionsgate.com. None of the information contained on our website or on websites linked to our website is part of this prospectus.

Recent Developments

On April 15, 2013, LGEI sold $60.0 million in aggregate principal amount of the notes to Kornitzer Capital Management, Inc. Lions Gate intends to use the proceeds from the sale of the notes to pay down existing higher interest rate debt. This prospectus relates to the resale by the selling securityholders of the notes and related guarantee and Lions Gate common shares issuable upon conversion of the notes.

The Notes

Issuer	Lions Gate Entertainment Inc. or LGEI.

Securities Offered

An aggregate principal amount of $60,000,000 of outstanding 1.25% Convertible Senior Subordinated Notes due 2018 and common shares of Lions Gate issuable upon conversion of the notes. The notes were issued on April 15, 2013. See “Recent Developments.”

Maturity Date	April 15, 2018.

Guarantee	The notes are fully and unconditionally guaranteed by Lions Gate.

Ranking	The notes and the related guarantee, as applicable:

• are unsecured senior subordinated obligations;

•      rank subordinate in right of payment to (i) up to $1 billion outstanding principal amount of bank debt, (ii) up to $100 million outstanding principal amount of vendor financing and (iii) to the extent of the value of the assets securing the debts described in this clause (iii), secured financing in connection with motion picture and television productions and/or acquisitions, or acquisitions of libraries or catalogues; see “Description of Notes—Ranking”;

•      are effectively subordinated to all other existing and future secured indebtedness of LGEI or Lions Gate, as applicable, such as LGEI’s outstanding $436 million senior secured second-priority notes due 2016, which we refer to as the High Yield Notes, to the extent of the value of the assets securing such debt;

• are effectively subordinated to the liabilities, including trade payables, of Lions Gate’s direct and indirect subsidiaries other than LGEI; and

•      other than as set forth above, rank on parity in right of payment with all LGEI’s and Lions Gate’s existing and future unsecured senior debt, including LGEI’s outstanding $0.3 million 2.9375% convertible senior subordinated notes due 2024 issued in October 2004, which we refer to as the 2004 Notes, LGEI’s outstanding $64.5 million 3.625% convertible senior subordinated notes due 2025 issued in April 2009, which we refer to as the 2009 Notes, and LGEI’s outstanding $45.0 million 4.00% convertible senior subordinated Notes due 2017 issued in January 2012, which we refer to as the 2012 Notes.

Interest

LGEI will pay 1.25% per annum on the principal amount of notes, payable semiannually in arrears. The interest payment dates on the notes are April 15 and October 15 of each year, beginning October 15, 2013. The interest rate will be calculated using a 360-day year composed of twelve 30-day months.

Conversion

You may convert the notes into common shares of Lions Gate at a conversion rate of 33.3333 common shares per $1,000 principal amount of notes, subject to adjustment, at any time before the close of business on or prior to the trading day immediately before the maturity date, unless your notes have been previously repurchased.

Repurchase at the Option of the Holder Upon a Designated Event

You may require LGEI to repurchase all or a portion of your notes for cash upon the occurrence of a designated event (as described under “Description of the Notes—Repurchase at the Option of the Holder Upon a Designated Event”) at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but not including, the repurchase date.

Make Whole Premium Upon a “Change in Control”

If you elect to convert your notes, upon the occurrence of a “change in control” (as defined in “Description of the Notes—Repurchase at the Option of the Holder Upon a Designated Event”), under certain circumstances, you will be entitled to receive, in addition to a number of common shares equal to the applicable conversion rate, an additional number of common shares, which we refer to as the make whole premium.

The amount of the make whole premium, if any, will be based on the price of the common shares of Lions Gate on the effective date of the designated event. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various common share prices and change in control effective dates is set forth under “Description of the Notes—Determination of the Make Whole Premium.” No make whole premium will be paid if the price of the common shares of Lions Gate is less than $23.25 or if the price of the common shares of Lions Gate exceeds $90.00 (in each case, subject to adjustment).

Public Acquiror “Change in Control”

Instead of paying a make whole premium, in the event of a change in control that is a public acquiror “change in control,” LGEI may elect to adjust the conversion rate and related conversion obligation such that from and after the effective date of such public acquiror “change in control,” holders of the notes will be entitled to convert their notes into an adjusted number of shares of the public acquiror’s common stock. See “Description of the Notes—Public Acquiror Change in Control.”

Use of Proceeds	We will not receive any proceeds from the sale of the notes and the other securities offered by this prospectus.

Registration Rights	LGEI and Lions Gate have agreed to use their respective commercially reasonable efforts to keep the shelf registration statement effective, until the earlier of the following has occurred:

•      all notes and the common shares of Lions Gate issuable upon conversion of the notes covered by the registration statement have been sold pursuant to the shelf registration statement under the Securities Act;

• the date when the holding period under Rule 144(d) under the Securities Act applicable to holders of the notes that are not affiliates of Lions Gate has expired; or

• the date when all of the notes and the common shares of Lions Gate issuable upon conversion of the notes have ceased to be outstanding.

Sinking Fund	None.

Trading	LGEI does not intend to list the notes on any U.S. national securities exchange. Lions Gate’s common shares are listed on the NYSE.

Risk Factors

You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 5 of this prospectus and all the other information provided to you in this prospectus in deciding whether to invest in the notes.

NSYE Symbol of Lions Gate’s Common Shares	LGF

Common Shares

This prospectus may be used by the respective selling securityholders to sell the common shares of Lions Gate issuable upon conversion of their notes. We will not receive any proceeds from the sale of the common shares and the other securities offered by this prospectus.

Risk Factors

See “Risk Factors” and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes or our common shares.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods shown:

	Fiscal Year Ended March 31,
	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(1)	2.4x	(1)	1.1x	1.2x	(1)

(1)         “Earnings” include pretax income from continuing operations before non-controlling interests or equity interests plus (a) fixed charges and amortization of capitalized interest minus (b) interest capitalized. “Fixed charges” consist of interest expensed, interest capitalized and an estimate of interest within rental expense.

We had pretax losses for the years ended March 31, 2012 and 2009, and as a result, the ratio of earnings to fixed charges was less than one to one. Earnings were insufficient to cover fixed charges by $47.8 million and $171.1 million for the years ended March 31, 2012 and 2009, respectively.

RISK FACTORS

Before you invest in our securities, in addition to the other information in the prospectus, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on May 30, 2013, before making an investment decision in our company. You should also carefully consider any risk factors set forth in the documents incorporated by reference into this prospectus, as well as other information we include or incorporate by reference into this prospectus. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, the value of an investment in our company.

Risks Related to the Notes Offering

Your right to receive payment is junior to certain other existing and future indebtedness.

The notes and, as applicable, the related guarantee, are unsecured and subordinated in right of payment to all of LGEI’s and Lions Gate’s existing and future Senior Debt (as defined under “Description of the Notes—Certain Definitions”). As a result, in the event of bankruptcy, liquidation or reorganization or other events of default under our senior debt facilities (including a change of control) or upon acceleration of the notes due to an event of default under the indenture, and in specific other events, our assets will be available to pay obligations on the notes only after all Senior Debt has been paid in full in cash or other payment satisfactory to the holders of Senior Debt has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes and the related guarantee are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of Lions Gate’s direct and indirect subsidiaries other than LGEI. The indenture does not prohibit or limit the incurrence of indebtedness and other liabilities by us. We and our subsidiaries are not prohibited from borrowing substantial additional indebtedness, including Senior Debt in the future under the terms of the indenture. Our incurring additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness, including Senior Debt.

In addition, all payments on the notes will be blocked in the event of a payment default on certain Senior Debt and may be blocked for up to 179 days in the event of certain non-payment defaults on certain Senior Debt.

In the event of a bankruptcy, liquidation or reorganization relating to us, holders of the notes will participate with trade creditors and all other holders of pari passu indebtedness, including holders of the 2004 Notes, the 2009 Notes and the 2012 Notes, in the assets remaining after we have satisfied all of the Senior Debt. We may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of Senior Debt.

The make whole premium payable on notes converted in connection with a change in control, under certain circumstances, may not adequately compensate you for any loss you may experience as a result of such change in control.

If a change in control occurs, under certain circumstances, LGEI will pay a make whole premium on notes converted in connection with such change in control. The amount of the make whole premium will be determined based on the date on which the change in control becomes effective and the price paid per share of the common shares of Lions Gate in the transaction constituting the designated event, as described below under “Description of the Notes—Determination of the Make Whole Premium.” The amount of the make whole premium you may receive may not adequately compensate you for any loss you may experience as a result of such change in control. In addition, if the market price of common shares of Lions Gate at the time of such change in control is greater than $90.00 per common share or less than $23.25 per common share (in each case, subject to adjustment), no make whole premium will be paid.

We may be unable to repurchase the notes upon the occurrence of a designated event.

Pursuant to the indenture governing the notes, a designated event will be deemed to have occurred upon a change in control, change in management or termination of trading, as described below under “Description of the Notes—Repurchase at the Option of the Holder Upon a Designated Event.” If a designated event occurs, LGEI will have to offer to repurchase the notes at their principal amount, together with all accrued and unpaid interest, if any. We cannot assure you that we will have sufficient funds, or that any of our other then-existing debt agreements will permit us, to repurchase the notes upon a designated event or pay any applicable make whole premium upon a change in control. A designated event may also constitute an event of default under, or trigger redemption rights in respect of, our Senior Debt and any other indenture or other agreement governing then-existing indebtedness, which could prevent us from repurchasing the notes or paying any applicable make whole premium. If a designated event occurred and accelerated our other indebtedness or resulted in such redemption rights, we cannot assure you that we would have sufficient financial resources, or be able to arrange sufficient financing, to pay the repurchase price for the notes and any applicable make whole premium and amounts due under any other indebtedness. Our inability to repurchase the notes upon the occurrence of a designated event would constitute an event of default under the indenture that governs the notes and possibly under the terms of other indebtedness that we have at the time. The designated event feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our shareholders.

Conversion of the notes will dilute the ownership interest of existing shareholders.

The conversion of the notes into common shares of Lions Gate will dilute the ownership interests of existing shareholders. Any sales in the public market of the common shares issuable upon conversion of the notes could adversely affect prevailing market prices of Lions Gate’s common shares. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or facilitate trading strategies involving the notes and Lions Gate’s common shares, all of which could have an adverse impact on the market price of the notes and the shares issuable upon conversion of the notes.

An active trading market for the notes may not develop and the transfer of the notes will be restricted.

There is currently no public market for the notes. No notes resold under this prospectus will trade in the PORTAL system. We do not intend to list the notes on any U.S. national securities exchange. Accordingly, no market for the notes may develop, and any market that develops may not last.

The market price of the notes could be significantly affected by the market price of Lions Gate’s common shares, which can be volatile, and other factors.

We expect that the market price of the notes will be significantly affected by the market price of Lions Gate’s common shares. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of Lions Gate’s common shares will likely continue to fluctuate in response to the following factors, some of which are beyond our control:

•                  quarterly fluctuations in our operating and financial results;

•                  changes in financial estimates and recommendations by financial analysts;

•                  failure to maintain an effective system of internal controls or to implement changes to address reportable conditions, significant deficiencies or material weaknesses;

•                  developments related to litigation involving us;

•                  box office success of our major film releases;

•                  fluctuations in the share price and operating results of our competitors;

•                  changes in government regulation or the failure to meet regulatory requirements;

•                  acquisitions and financings;

•                  sale of a substantial number of shares held by the existing shareholders in the public market, including shares issued upon exercise of outstanding options or warrants or upon the conversion of convertible debt securities; and

•                  general conditions in the entertainment industry.

USE OF PROCEEDS

The selling securityholders will receive all the proceeds from the sale of the notes and common shares sold under this prospectus. We will not receive any proceeds from the sale of these securities.

DESCRIPTION OF NOTES

LGEI issued the notes under an indenture dated as of April 15, 2013 among LGEI, as issuer, Lions Gate, as guarantor, and U.S. Bank National Association, as trustee. The notes and the common shares issuable upon conversion of the notes are covered by a registration rights provision in the purchase agreement for the notes dated April 15, 2013 among Lions Gate, LGEI and Kornitzer Capital Management, Inc. You may request a copy of the indenture from the trustee. The following description is a summary of the material provisions of the notes, the indenture and the registration rights provision. It does not purport to be complete. This summary is subject to, and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, those provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

General

The notes and the related guarantee, as applicable:

•                  bear interest at a rate of 1.25% per year, payable semiannually in arrears, with interest payment dates on April 15 and October 15 of each year, beginning October 15, 2013;

•                  are unsecured, senior subordinated obligations of LGEI, and subordinated to all of Lions Gate’s and LGEI’s existing and future Senior Debt (which comprises (i) Credit Facility Debt in an aggregate principal amount not to exceed $1 billion at any time outstanding, (ii) Vendor Financing Debt in an aggregate principal amount not to exceed $100 million at any time outstanding and (iii) to the extent of the value of the assets securing the debt described in this clause (iii), all secured financing incurred in connection with motion picture and television production and/or acquisitions, and the acquisition of libraries and catalogues);

•                  are effectively subordinated to all other secured debt of LGEI and of Lions Gate, such as LGEI’s outstanding $436 million High Yield Notes, to the extent of the value of the assets securing such debt;

•                  are effectively subordinated to all liabilities, including trade payables, of Lions Gate’s subsidiaries other than LGEI;

•                  other than as set out above, rank on parity in right of payment with all of LGEI’s and Lions Gate’s existing and future unsecured senior debt including LGEI’s outstanding $0.3 million 2004 Notes, LGEI’s outstanding $64.5 million 2009 Notes and LGEI’s outstanding $45.0 million 2012 Notes;

•                  are convertible by you at any time on or prior to the trading day preceding the maturity date into common shares of Lions Gate, LGEI’s ultimate parent company, at an initial conversion rate of 33.33333 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $30.00 per share, subject to adjustment upon certain events as described under “Conversion Rights”;

•                  upon the occurrence of a change in control, under certain circumstances, are convertible by you into common shares of Lions Gate at a conversion rate of 33.33333 shares per $1,000 principal amount of notes (subject to adjustment) plus an additional number of Lions Gate common shares as a make whole premium;

•                  are subject to repurchase by LGEI at your option if a designated event, as defined, occurs, at a price of 100% of the principal amount, plus accrued and unpaid interest to but excluding the repurchase date; and

•                  are due on April 15, 2018, unless earlier converted or repurchased.

The indenture governing the notes does not contain any financial covenants and does not generally restrict us from paying dividends, incurring or refinancing Senior Debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of Lions Gate or LGEI, except to the extent described under “—Repurchase at the Option of the Holder Upon a Designated Event” below.

The notes are in denominations of $1,000 and integral denominations of $1,000 in fully registered form.

LGEI will pay principal, premium, if any, and interest at maturity on definitive notes at LGEI’s office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at LGEI’s office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see “—Form, Denomination and Registration.”

LGEI will pay principal, interest and premium, if any, on global notes to DTC in immediately available funds. LGEI will pay interest prior to maturity on:

•                  definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•                  definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

Interest

The notes bear interest at an annual rate of 1.25% on the principal amount from the most recent date to which interest has been paid or provided for or, if no interest has been calculated, from April 15, 2013. The interest payment dates on the notes is April 15 and October 15 of each year, commencing on October 15, 2013. Interest will be payable to holders of record at the close of business on the April 1 and October 1 (whether or not a business day) immediately preceding each respective interest payment date. Each payment of interest on the notes will include interest accrued through the day prior to the applicable interest payment date or the date of maturity (or earlier repurchase, or, in some circumstances, conversion), as the case may be. Any payment of principal and interest scheduled to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

You have the right to convert your notes, in whole or in part, into common shares of Lions Gate at any time on or prior to the close of business on the business day immediately preceding the maturity date, unless your notes have been previously repurchased.

The initial conversion rate for the notes for each $1,000 principal amount of notes is 33.33333 common shares of Lions Gate, subject to adjustment as described under “—Conversion Rate Adjustments,” which represents an initial conversion price of approximately $30.00 per share.  A holder may convert only in denominations of $1,000 principal amount and whole multiples thereof.

Except as provided in the next paragraph, upon conversion you will not receive any cash payment of accrued and unpaid interest and additional interest, if any, on the notes. Accrued and unpaid interest and additional interest, if any, is deemed to be paid in full with the common shares of Lions Gate issued upon conversion rather than cancelled, extinguished or forfeited.

If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest and additional interest, if any, accrued and unpaid on such notes to but excluding such interest payment date, notwithstanding your conversion of those notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender such notes for conversion, you must pay to LGEI an amount equal to the interest and additional interest, if any, that has accrued and will accrue and be paid on the notes being converted on the corresponding interest payment date. You are not required to make such payment:

•                  if you convert your notes in connection with a designated event and LGEI has specified a designated event repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•                  to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to such note.

LGEI will not issue fractional common shares of Lions Gate upon conversion of notes. Instead, LGEI will pay cash in lieu of fractional shares based on the last reported sale price of the common shares of Lions Gate on the trading day immediately preceding the conversion date.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global note through a participant or an indirect participant, to convert your interest into common shares of Lions Gate, you should contact your broker or the participant or indirect participant through whom you hold such beneficial interest to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. To convert beneficial interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program, and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•                  complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice;

•                  deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•                  if required, furnish appropriate endorsements and transfer documents;

•                  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•                  if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

You will not be required to pay any taxes or duties relating to the issuance or delivery of common shares of Lions Gate if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common shares in a name other than your own. Certificates representing common shares will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

Settlement in common shares of Lions Gate will occur as soon as practicable. The settlement amount will be computed as follows: LGEI will deliver to the holder a number of common shares of Lions Gate equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate then in effect (plus cash in lieu of fractional shares).

Conversion Rate Adjustments

LGEI will adjust the conversion rate (as well as the share prices set forth in the table of make whole premiums provided under “—Determination of the Make Whole Premium”) if any of the following events occur:

(1)           Lions Gate issues to all holders of its common shares additional common shares as a dividend or distribution on its common shares;

(2)           Lions Gate issues to all holders of its common shares any rights or warrants to purchase its common shares (or securities convertible into its common shares) at a price per common share less than (or having a conversion price per common share less than) the then current market price of its common shares;

(3)           Lions Gate subdivides or combines its outstanding common shares;

(4)           Lions Gate distributes to all holders of its common shares, either additional common shares, evidences of indebtedness or assets, including securities but excluding:

•                  dividends or distributions specified in clause (1) above;

•                  rights or warrants specified in clause (2) above;

•                  dividends or distributions paid exclusively in cash; and

•                  dividends and distributions in connection with a reclassification, consolidation, merger, combination, conveyance, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph;

(5)           Lions Gate distributes cash to all holders of its common shares, including any quarterly cash dividend; or

(6)           Lions Gate or one of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Lions Gate common shares to the extent that the cash and value of any other consideration included in the payment per common share exceeds the average of the closing sale price per common share for each of the ten consecutive trading days next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

However, adjustment shall not be required if holders of notes participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that Lions Gate’s board of directors determines to be fair and appropriate.

In the case of any adjustment pursuant to clause (4) above, the conversion rate will be adjusted by multiplying the base conversion rate by a fraction:

•                  the numerator of which is the then current market price of Lions Gate common shares, and

•                  the denominator of which is (x) the then current market price of Lions Gate common shares minus (y) the fair market value, as determined by Lions Gate board of directors, of the portion of those additional common shares, evidences of indebtedness, or assets, including securities, so distributed applicable to one common share.

However, if Lions Gate distributes capital stock of, or similar equity interests in, one of its subsidiaries or other business units, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of its common shares, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

If an adjustment is required in respect of a distribution of cash pursuant to clause (5) above, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the applicable record date by a fraction:

•                  the numerator of which shall be the current market price (as defined below) of a common share of Lions Gate on the record date; and

•                  the denominator of which shall be such current market price less the full amount of the distribution, in each case applicable to one common share.

“Current market price” shall mean the average of the daily closing sale prices per common share of Lions Gate for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common shares trade, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

Notwithstanding the foregoing, adjustments to the conversion rate resulting from any quarterly cash dividends may not cause the conversion rate (as adjusted for any other adjustment) to exceed the quotient obtained by dividing the principal amount of a note by the last reported sale price of the common shares of Lions Gate on the trading day immediately prior to the date on which LGEI issues the notes.

In the case of any adjustment pursuant to clause (6) above, the conversion rate will be adjusted by multiplying the base conversion rate by a fraction:

•                  the numerator of which will be the sum of (x) the fair market value, as determined by the Lions Gate board of directors, of the aggregate consideration payable for all of the Lions Gate common shares that Lions Gate purchases in such tender or exchange offer and (y) the product of (i) Lions Gate common shares outstanding less any such purchased shares and (ii) the average of the closing sale price per common share for each of the ten consecutive trading days next succeeding the expiration of the tender or exchange offer, and

•                  the denominator of which will be the product of the number of Lions Gate common shares outstanding, including any such purchased shares, and the average of the closing sale price per common share for each of the ten consecutive trading days next succeeding the expiration of the tender or exchange offer.

To the extent that any rights plan adopted by Lions Gate is in effect upon conversion of the notes, you will receive, in addition to the common shares of Lions Gate, the rights under the rights plan whether or not the rights have separated from the common shares of Lions Gate at the time of conversion of the notes, in which case, the conversion rate will be adjusted as if Lions Gate distributed to all holders of its common shares, its common shares, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•                  any reclassification of the common shares of Lions Gate;

•                  a consolidation, merger, binding share exchange or combination involving Lions Gate; or

•                  a sale or conveyance to another person or entity of all or substantially all of the property and assets of Lions Gate;

in which holders of the common shares of Lions Gate would be entitled to receive capital stock, other securities, other property, assets or cash for their common shares, then upon conversion of your notes you will generally be entitled to receive the same type (and in the same proportions) of consideration which you would have been entitled to receive if you had converted your notes into the common shares of Lions Gate immediately prior to any of these events or, if LGEI so elects, into shares of the Acquiror (as defined below under “—Public Acquiror Change in Control”).

LGEI may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, increase the conversion rate if its board of directors determines that this increase would be in its best interests. Any such determination by its board will be conclusive. In addition, LGEI may increase the conversion rate if its board of directors deems it advisable to avoid or diminish any income tax to holders of common shares of Lions Gate resulting from any dividend or distribution on the common shares of Lions Gate or rights distribution or similar event.

LGEI will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate in effect at such time. However, LGEI will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments on and as of the date of conversion, regardless of whether the aggregate adjustment is less than 1%. Except as described above in this section, LGEI will not adjust the conversion rate.

Notwithstanding the foregoing, any conversion of the notes held by a Canadian holder may be subject to the availability of a prospectus exemption under applicable Canadian securities laws until such time as a final receipt has been issued for a Canadian prospectus qualifying the distribution of the underlying common shares.

If at any time Lions Gate makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for U.S. federal income tax purposes, such as distributions of evidences of indebtedness or assets by Lions Gate, but generally not dividends on common shares or rights to subscribe for common shares, and, pursuant to the conversion price adjustment provisions of the indenture, the number of common shares into which notes are convertible is increased, that increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of the notes. See “Certain U.S. Federal and Canadian Income Tax Considerations.”

No sinking fund is provided for the notes, which means that the indenture does not require LGEI to redeem or retire the notes periodically.

Repurchase at the Option of the Holder Upon a Designated Event

If a designated event (as defined below) occurs at any time prior to the maturity of the notes, LGEI will mail to all record holders, as well as the trustee, a notice of the occurrence of a designated event within 10 days after LGEI has become aware of such an occurrence. Following receipt of the notice, you may require LGEI to repurchase your notes for cash, in whole or in part, on a repurchase date specified by LGEI that is not less than 20 nor more than 30 business days after the date of the notice from LGEI of the designated event. The notes will be repurchased only in integral multiples of $1,000 principal amount (or the entire principal amount of the notes held by any holder).

If you elect to require LGEI to repurchase the notes following the occurrence of a designated event, LGEI will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, LGEI will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record on the close of business on the corresponding record date.

If you elect to require LGEI to repurchase your notes, you must deliver to LGEI or its designated agent, prior to the close of business on the repurchase date specified in its designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures). LGEI will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•                  the principal amount of the withdrawn notes;

•                  if certificated notes have been issued, the certificate number of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•                  the principal amount, if any, which remains subject to the repurchase notice.

A “designated event” will be deemed to have occurred upon a change in control, change in management or a termination of trading.

A “termination of trading” will be deemed to have occurred if the common shares of Lions Gate or other common shares into which the notes are convertible are neither listed for trading on a U.S. national securities exchange nor approved for listing on NASDAQ or any similar U.S. system of automated dissemination of quotations of securities prices, and no American Depository Shares or similar instruments for such common shares are so listed or approved for listing in the U.S.

A “change in control” means an event or series of events in which:

•                  any “person,” including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, of Lions Gate’s capital shares entitling that person to exercise more than 50% of the total voting power of all Lions Gate’s capital shares entitled to vote generally in elections of directors (calculated without giving effect to any shares issued or issuable by Lions Gate upon conversion of the notes), other than any acquisition by Lions Gate, any of its subsidiaries or any of its employee benefit plans,

•                  Lions Gate consolidates with or merges into any other corporation or business entity or conveys or transfers or leases all or substantially all of its assets to any other person, corporation or business entity or any other corporation or business entity merges into Lions Gate (except solely to the extent necessary to reflect a change in the jurisdiction of incorporation of Lions Gate), and in any such case Lions Gate’s shareholders immediately before such transaction own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of the corporation or business entity resulting from, or the transferee in, such transaction (calculated without giving effect to any shares issued or issuable by Lions Gate upon conversion of the notes),

•                  any “person,” including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, of LGEI’s capital stock entitling that person to exercise more than 50% of the total voting power of all LGEI capital stock entitled to vote generally in elections of directors (calculated without giving effect to any shares issued or issuable by Lions Gate upon conversion of the notes), other than any acquisition by Lions Gate, LGEI, any of their respective subsidiaries or any of their respective employee benefit plans, or

•                  LGEI consolidates with or merges into any other corporation or business entity or conveys or transfers or leases all or substantially all of its assets to any other person, corporation or business entity or any other corporation or business entity merges into LGEI (except solely to the extent necessary to reflect a change in the jurisdiction of incorporation of LGEI), and in any such case LGEI’s shareholders immediately before such transaction own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of the corporation or business entity resulting from, or the transferee in, such transaction (calculated without giving effect to any shares issued or issuable by Lions Gate upon conversion of the notes), provided that a change in control shall not be deemed to occur if at least 90% of the consideration in the change in control transaction consists of common shares traded primarily on a U.S. national securities exchange or quoted primarily on the NASDAQ Market.

For purposes of this definition:

•                  whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act;

•                  a person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act; and

•                  LGEI may rely on Schedule 13D and Schedule 13G filings filed pursuant to the Exchange Act.

A “change in management” means that:

•                  either (i) both Jon Feltheimer or Michael Burns or (ii) all four of Steven Beeks, Kevin Beggs, Brian Goldsmith and Wayne Levin ceases for any reason, including, without limitation, termination of employment, death or disability to materially perform their functions and services for Lions Gate or LGEI; and

•                  Lions Gate or LGEI fails for 90 consecutive days following such period to replace the individuals identified above with an individual acceptable to majority of the outstanding note holders.

Any replacement of an individual identified above will be deemed acceptable to the holders unless the trustee notifies LGEI in writing that a majority in aggregate principal amount of the notes then outstanding object to such replacement, within 20 days after receiving a written notice from LGEI containing the name of the proposed replacement.

Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•                  the principal amount being withdrawn;

•                  if certificated notes have been issued, the certificate numbers of the notes being withdrawn or, if not, such information as may be required under applicable DTC procedures and the indenture; and

•                  the principal amount, if any, of the notes that remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including book-entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date or the time of book-entry transfer or delivery of the note.

If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the repurchase date, then, on and after the business day following the repurchase date:

•                  the note will cease to be outstanding;

•                  interest will cease to accrue in respect of any date from and after the repurchase date; and

•                  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note,

in each case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

These designated event repurchase rights could discourage a potential acquiror of Lions Gate or LGEI. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of Lions Gate or LGEI by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions or to effect management changes that would result in a change in management. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect the financial condition or business operations of Lions Gate or of LGEI. The obligation of LGEI to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving

Lions Gate or LGEI. No notes may be repurchased by LGEI at the option of holders upon a designated event if the principal amount of the notes has been accelerated and such acceleration has not been rescinded.

The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of the assets of Lions Gate or LGEI, as applicable. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require LGEI to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of the assets of Lions Gate or LGEI, as applicable, may be uncertain.

Determination of the Make Whole Premium

If you elect to convert your notes upon the occurrence of a change of control, as defined under
“—Repurchase at the Option of the Holder Upon a Designated Event,” subject to our rights described below under “—Public Acquiror Change in Control,” in some circumstances, you will be entitled to receive, in addition to a number of common shares equal to the applicable conversion rate, an additional number of common shares, which we refer to as the make whole premium.

The make whole premium will be determined by reference to the table below and is based on the date on which the change of control becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “share price,” paid per common share of Lions Gate in the transaction constituting the change of control. If holders of the common shares of Lions Gate receive only cash in the transaction, the share price shall be the cash amount paid per common share. Otherwise, the share price shall be equal to the average closing price of the common shares of Lions Gate over the five trading-day period ending on the trading day immediately preceding the effective date of such transaction.

The following table shows what the make whole premium would be for each hypothetical share price and effective date set forth below, expressed as additional common shares of Lions Gate per $1,000 principal amount at maturity of notes.

Make Whole Premium Upon a Change of Control
(Number of Additional Shares)

Share Price on Effective Date	April 15, 2013	April 15, 2014	April 15, 2015	April 15, 2016	April 15, 2017	April 15, 2018
$23.25	9.6774	9.6774	9.6774	9.6774	9.6774	9.6774
$25.00	8.2084	8.4332	8.4880	8.2482	7.5807	6.6667
$27.50	6.5412	6.6337	6.5452	6.1445	5.2375	3.0303
$30.00	5.2624	5.2656	5.0871	4.5988	3.5878	0.0000
$35.00	3.4841	3.3909	3.1329	2.6071	1.6466	0.0000
$40.00	2.3574	2.2301	1.9661	1.4949	0.7360	0.0000
$50.00	1.1164	0.9958	0.7939	0.4931	0.1292	0.0000
$60.00	0.5276	0.4402	0.3107	0.1463	0.0062	0.0000
$70.00	0.2323	0.1763	0.1019	0.0239	0.0000	0.0000
$80.00	0.0826	0.0511	0.0156	0.0000	0.0000	0.0000
$90.00	0.0131	0.0016	0.0000	0.0000	0.0000	0.0000

The actual share price and effective date may not be set forth on the table, in which case:

•                  if the actual share price on the effective date is between two share prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two share prices and the two effective dates on the table based on a 365/366-day year, as applicable;

•                  if the share price on the effective date exceeds $90.00 per share, subject to adjustment as described below, no make whole premium will be paid; and

•                  if the share price on the effective date is less than $23.25 per share, subject to adjustment as described below, no make whole premium will be paid.

The share prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion Procedures.”

Notwithstanding the foregoing, in no event will the total number of shares of common shares of Lions Gate issuable upon conversion of a note exceed 43.0108 shares per $1,000 principal amount at maturity, subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (6) under “—Conversion Rate Adjustments” above.

Public Acquiror Change in Control

In the event of a change in control that would otherwise trigger the obligation of LGEI to pay the make whole premium, if an entity with publicly-traded equity securities that are listed on a United States national or regional securities exchange, or on NASDAQ, which we refer to as a Public Entity, directly or indirectly, is the acquiror in such change in control, which we refer to as the Acquiror, LGEI may instead elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such change in control, holders of the notes will be entitled to convert their notes into shares of the Public Entity. The right of LGEI to make such election (and thus to be under no obligation to pay the make whole premium) is subject to the satisfaction of various conditions, including:

•                  the listing of such common shares of such Public Entity into which the notes are convertible on the principal United States securities exchange on which such common shares are listed or, if not so listed, on NASDAQ;

•                  the registration of such common shares under the Exchange Act, if required; and

•                  any necessary qualification or registration under the Securities Act, applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied concurrently with the effectiveness of the change in control, LGEI will pay the make whole premium in connection with the change in control to electing holders as described above under “—Determination of the Make Whole Premium.”

Within 10 days after LGEI has become aware of a change in control, LGEI will mail to all record holders, as well as the trustee and paying agent, a notice indicating LGEI’s intent to:

•                  elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to require us to repurchase their notes as described above under “—Repurchase at the Option of the Holder Upon a Designated Event,” but will not have the right to the make whole premium described above under “—Determination of the Make Whole Premium,” or

•                  not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to require us to repurchase their notes as described above under “—Repurchase at the Option of the Holder Upon a Designated Event,” and the right, if applicable, to the make whole premium described above under “—Determination of the Make Whole Premium.”

In the event LGEI makes such election, the conversion rate with respect to the notes shall be initially equal to (a) the conversion rate of the notes immediately prior to the effective date of the transaction giving rise to such change in control multiplied by (b)(i) the share price of Lions Gate divided by (ii) the average closing sale price of the shares of the Public Entity into which the notes of the surviving entity are convertible over the five trading-day period ending on the trading day preceding the effective date of such change in control transaction.

The Note Guarantee

LGEI, the issuer of the notes, is a wholly-owned indirect subsidiary of Lions Gate. Lions Gate has fully and unconditionally guaranteed the payment of principal and interest on the notes and any repurchase amount payable with respect to any note on an unsecured senior subordinated basis. The guarantee by Lions Gate ranks junior to all existing and future Senior Debt of Lions Gate. The guarantee is effectively subordinated to all indebtedness and other liabilities of all direct and indirect subsidiaries of Lions Gate (other than LGEI). The guarantee ranks equally in right of payment with all of Lions Gate’s other existing and future liabilities that are not secured or are not otherwise subordinated in favor of the guarantee.

Upon a change in control, in the event that LGEI elects to provide for the notes to be convertible into common shares of the Public Entity, the Public Entity shall assume all of the obligations of Lions Gate under its guarantee of the notes; provided however that if the Public Entity is the Acquiror and, pursuant to the provisions contained in “Consolidation, Merger or Assumption” below, the Public Entity assumes all of LGEI’s obligations under the notes, the Public Entity shall not be required to guarantee the notes.

Ranking

The notes and the guarantee are, to the extent set forth in the Indenture, subordinate in right of payment to the prior payment in full of all Senior Debt. Subsidiaries of LGEI are not guaranteeing the obligations of LGEI under the notes, and consequently the notes are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of subsidiaries of LGEI. The notes and the guarantee rank equally in right of payment with all of LGEI’s or Lions Gate’s other existing and future liabilities that are not otherwise subordinated in favor of the notes. The notes rank senior in right of payment to all indebtedness that by its terms is expressly subordinate to the notes.

Upon any payment or distribution of assets or securities of LGEI to creditors of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of LGEI, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of Senior Debt will first be entitled to receive payment in full in cash or cash equivalents of principal of (and premium, if any) and interest on such Senior Debt (whether or not allowed in such proceeding) before the holders of notes are entitled to receive any payment of principal of (and premium, if any) or interest on the notes or on account of the purchase or other acquisition of notes by LGEI or any of its subsidiaries. In the event that notwithstanding the foregoing, the trustee or the holder of any note receives any payment or distribution of our assets of any kind or character (excluding shares of LGEI’s common shares or securities provided for in a plan of reorganization or readjustment which are subordinate in right of payment to all Senior Debt to substantially the same extent as the notes are so subordinated) before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of our assets for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

LGEI may not make any payments on account of the notes or on account of the purchase or other acquisition of notes if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on Senior Debt (including, without limitation, upon any acceleration of the maturity thereof) when due, which is referred to as a Senior Payment Default. In addition, if any default (other than a Senior Payment Default) with respect to any Senior Debt permitting, or which with the giving of notice or lapse of time (or both) would permit, the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof has occurred and is continuing and LGEI and the trustee have received written notice thereof from the agent bank for any Credit Facility Debt or from an authorized person on behalf of any Designated Senior Debt, then LGEI may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes for a period, which is referred to as a blockage period commencing on the date LGEI and the trustee receive such written notice and ending on the earlier of (a) 179 days after such date or on the date on which the trustee receives notice from the agent bank for the Credit Facility Debt or from any authorized person on behalf of any

Designated Senior Debt, as applicable, rescinding such notice and (b) the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured provided that no other default then exists except, in each case, any acceleration of the Senior Debt.

Not more than one blockage period may be commenced during any period of 360 consecutive days, provided that, subject to the limitations set forth in the next sentence, the commencement of a blockage period by the representatives for, or the holders of, Designated Senior Debt other than under Credit Facility Debt, shall not bar the commencement of another blockage period by the agent bank for the Credit Facility Debt within such period of 360 consecutive days. There must be 180 consecutive days in any 360-day period in which no blockage period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any blockage period with respect to the Designated Senior Debt or Credit Facility Debt initiating such blockage period shall be, or shall be made, the basis for the commencement of a second blockage period by the representative for, or the holders of, such Designated Senior Debt or Credit Facility Debt, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. For the purposes hereof, “Designated Senior Debt” means any Senior Debt (other than under any Senior Bank Facility) in an original principal amount of not less than $50 million.

Events of Default

Each of the following constitutes an event of default under the indenture:

(1)                                 LGEI’s failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon exercise of a repurchase right or otherwise;

(2)                                 LGEI’s failure to pay an installment of interest on any of the notes for 30 days after the date when due;

(3)                                 LGEI’s or Lions Gate’s failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring LGEI or Lions Gate to remedy the same, shall have been given to LGEI or Lions Gate by the trustee or to LGEI or Lions Gate and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)                                 a default under any indebtedness for money borrowed by Lions Gate or any of Lions Gate’s subsidiaries that is a “significant subsidiary” (within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC), the aggregate outstanding principal amount of which is in an amount in excess of $10 million, which default:

•                  is caused by a failure to pay when due principal on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged or

•                  results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

(5)                                 certain events of bankruptcy or reorganization with respect to LGEI, Lions Gate or any of the subsidiaries of Lions Gate that is a significant subsidiary (as defined above) of Lions Gate; or

(6)                                 failure to provide notice of the occurrence of a designated event on a timely basis.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any repurchase obligation.

If an event of default specified in clause (5) above occurs and is continuing with respect to LGEI or Lions Gate, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to LGEI or Lions Gate (the default not having been cured or waived as provided under “—Modifications, Amendments, Waivers and Meetings” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Except as provided below, such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as specified under “—Modifications, Amendments, Waivers and Meetings”) is present, in each case upon the conditions provided in the indenture.

No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless, among other things,

•                  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy, and

•                  the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with that request within 60 days after receipt of that request.

However, the right of any holder to bring suit for the enforcement of any payment of principal, or repurchase amounts or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes, or the right to convert will not be impaired or adversely affected without that holder’s consent. Accrued but unpaid interest will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

LGEI and Lions Gate are required to furnish annually to the trustee a statement as to the fulfillment of their obligations under the indenture.

Consolidation, Merger or Assumption

LGEI and Lions Gate shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of their assets, whether in a single transaction or series of related transactions, to, any person unless:

•                  LGEI or Lions Gate, as the case may be, is the resulting, surviving or transferee person, or the Successor Company, or the Successor Company is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia or under the laws of Canada or any province thereof, and the Successor Company (if not LGEI or Lions Gate) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of LGEI’s and Lions Gate’s obligations under the indenture and the notes, including the conversion rights and, in the event that the Public Entity is required to assume Lions Gate’s obligations under the guarantee, the Public Entity shall assume the obligations of Lions Gate to provide common shares to LGEI to satisfy the conversion rights under the notes;

•                  immediately after giving effect to such transaction no event of default under the indenture has happened and is continuing; and

•                  LGEI and Lions Gate deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture and the notes.

Modifications, Amendments, Waivers and Meetings

The indenture (including the terms and conditions of the notes) may be modified or amended by LGEI, Lions Gate and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•                  adding to LGEI’s and Lions Gate’s covenants for the benefit of the holders of notes;

•                  surrendering any right or power conferred upon LGEI or Lions Gate;

•                  providing for conversion rights of holders of notes if any reclassification or change of Lions Gate’s common shares or any consolidation, merger or sale of all or substantially all of Lions Gate’s or LGEI’s assets occurs;

•                  providing for the assumption of LGEI’s and Lions Gate’s obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•                  reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

•                  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•                  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of LGEI’s board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect; or

•                  adding or modifying any other provisions with respect to matters or questions arising under the indenture which LGEI, Lions Gate and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

The indenture (including the terms and conditions of the notes) may also be modified or amended, and past defaults by LGEI or Lions Gate may be waived (other than a default of any payment on the notes, which may only be waived with the consent of each affected holder of notes), either:

•                  with the written consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding; or

•                  by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.

However, without the consent or the affirmative vote of each holder affected thereby, no modification or amendment to the indenture (including the terms and conditions of the notes) shall:

•                  change the maturity of the principal of or any installment of interest on any note (including any payment of additional interest);

•                  reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

•                  change the currency of payment of any note or interest thereon;

•                  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•                  modify LGEI’s or Lions Gate’s obligations to maintain an office or agency in New York City;

•                  amend the repurchase option of holders after the occurrence of a change in control or the conversion rights of holders of the notes in a manner adverse to the holders; provided, that the execution of a supplemental indenture solely to permit a Successor Company to assume LGEI’s or Lions Gate’s obligations under the notes shall not be deemed to be adverse to the holders;

•                  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•                  reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Satisfaction and Discharge

LGEI may satisfy and discharge its obligations under the indenture:

•                  by delivering to the trustee for cancellation all outstanding notes; or

•                  by depositing with the trustee, within one year before the notes have become due and payable, whether at stated maturity or within one year of the notes being scheduled for conversion or otherwise, cash or common shares (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and all other sums payable by LGEI under the indenture.

Repurchase and Cancellation

All notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

LGEI and Lions Gate may, to the extent permitted by applicable law, at any time purchase the notes in the open market by tender at any price or by private agreement. Any note so purchased by LGEI or Lions Gate may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the notes, and may be reached at U.S. Bank National Association, Attention: Corporate Trust Services, Telephone: 213-615-6043, Facsimile: 213-615-6197. CIBC Mellon Trust Company is the transfer agent and registrar for common shares of Lions Gate. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights of the Noteholder

Lions Gate and LGEI have entered into a purchase agreement with Kornitzer Capital Management, Inc. with a registration rights provision. Lions Gate and LGEI have, at their expense, filed a shelf registration statement on Form S-3, of which this prospectus is a part, covering resales by the holder of all notes and the common shares issuable upon conversion of the notes. Lions Gate and LGEI will use their respective commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

•                  all registrable securities covered by the registration statement have been sold pursuant to the shelf registration statement under the Securities Act;

•                  the expiration of the holding period under Rule 144(d) under the Securities Act for holders that are not affiliates of Lions Gate; and

•                  the registrable securities cease to be outstanding.

The term “registrable securities” in this section refers to the notes and to the common shares of Lions Gate issuable upon conversion of the notes.

Form, Denomination and Registration

Denomination and Registration.  The notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form.  Notes are evidenced by global notes. LGEI has deposited the global notes with DTC and registered the notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

A holder may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the note to such persons may be limited.

Persons who are not participants may beneficially own interests in a note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as indirect participants.

So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:

•                  not be entitled to have certificates registered in their names;

•                  not receive physical delivery of certificates in definitive registered form; and

•                  not be considered holders of the note.

LGEI will pay interest payments on the global notes and the repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•                  for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

•                  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

LGEI has been informed that DTC’s practice is to credit participants’ accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest. None of LGEI, Lions Gate, the trustee, registrar, paying agent or conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants to whose account with DTC interests in the note are credited, and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.

Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common shares of Lions Gate should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•                  a “banking organization” within the meaning of the New York Banking Law;

•                  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•                  a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by LGEI within 90 days, LGEI will issue notes in certificated form in exchange for notes.

Definitive Notes.  Definitive notes may be issued in exchange for notes represented by the global notes if LGEI does not appoint a successor depositary as set forth above under “—Global Notes; Book-Entry Form” or in certain other circumstances set forth in the indenture.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all terms used in the indenture.

“Credit Facility Debt” means any and all amounts payable under or in respect of the Senior Bank Facilities including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Lions Gate or LGEI whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof, in an aggregate principal amount not to exceed $1 billion at any one time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or any entity similar to any of the foregoing organized under the laws of other countries, or a governmental agency or political subdivision thereof.

“Senior Bank Facilities” means the Third Amended and Restated Credit, Security, Guaranty and Pledge Agreement among the Issuer, as Borrower, the Guarantors referred to therein, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the other parties thereto, dated as of September 27, 2012, as amended prior to the date hereof and any amendment, extension, modification or waiver thereof, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing amounts of available borrowing thereunder or adding additional guarantors thereunder) all or any portion of the Credit Facility Debt under such agreement or any successor or replacement agreement, whether or not with the same lenders or agent, so long as any such refinancing, or amendment, extension, modification or waiver of any then existing financing is secured by assets of Lions Gate or LGEI or their respective subsidiaries.

“Senior Debt” means any existing and future obligations of a Person with respect to (i) Credit Facility Debt, (ii) Vendor Financing Debt and (iii) to the extent of the value of the assets securing the debt described in this clause (iii), all secured financing in connection with motion picture and television production and/or acquisition (including the rights of the entertainment guilds pursuant to their collective bargaining agreements with the film and television industries), and the acquisition of libraries and catalogues (either directly or through acquisitions of entities whose principal assets consist of libraries and/or catalogues).

“Vendor Financing Debt” means obligations of Lions Gate or LGEI, directly or by guarantee, owing to Persons providing financing to any of such entities, which Persons are bona fide suppliers of products or services to such entities, in an aggregate principal amount not to exceed $100 million at any one time outstanding for all such Persons. If at any time there are obligations outstanding to all such Persons in a principal amount in excess of $100 million, then the Vendor Financing Debt shall be allocated as determined in the indenture.

DESCRIPTION OF COMMON SHARES

The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the shares, you should refer to the provisions of Lions Gate’s Notice of Articles.

Lions Gate’s authorized capital consists of 500,000,000 common shares and 200,000,000 preference shares.

Common Shares

At the close of business on May 24, 2013, 136,247,299 of Lions Gate’s common shares were issued and outstanding. The diluted number of Lions Gate’s common shares issued and outstanding assuming conversion of the 2004 Notes, the 2009 Notes, the 2012 Notes and the notes, and the shares issuable upon exercise of options and upon vesting of restricted share units, would be 158,558,046.

Lions Gate’s common shares are listed on the NYSE under the symbol “LGF.” Subject to any preference as to dividends provided to the holders of other shares ranking senior or pari passu to Lions Gate’s common shares with respect to priority in the payment of dividends, the holders of Lions Gate’s common shares will be entitled to receive dividends on the common shares, as and when declared by Lions Gate’s board of directors, out of monies properly applicable to the payment of dividends, in the manner and form the board of directors determines. At the present time, given Lions Gate’s anticipated capital requirements Lions Gate intends to follow a policy of retaining earnings in order to finance further development of its business. Lions Gate is also limited in its ability to pay dividends on its common shares by restrictions under the Business Corporations Act  (British Columbia) relating to the solvency of Lions Gate before and after the payment of a dividend and by the terms of its credit facility and indentures governing certain of its notes. Holders of common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by Lions Gate.

If Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of Lions Gate’s common shares will be entitled to receive its remaining property and assets, subject to the rights of holders of any then outstanding preference shares ranking senior or pari passu to Lions Gate’s common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up.

Except for meetings at which only holders of another specified class or series of Lions Gate’s shares are entitled to vote separately as a class or series, the holders of Lions Gate’s common shares will be entitled to receive notice of and to attend all meetings of Lions Gate’s shareholders and will have one vote for each common share held at all meetings of Lions Gate’s shareholders.

Pursuant to Lions Gate’s Articles and the provisions of the Business Corporations Act (British Columbia), certain actions that may be proposed by Lions Gate require the approval of its shareholders. Lions Gate may, by special resolution, alter its Notice of Articles to increase its authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. Lions Gate may, by special resolution, alter its Notice of Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of its shares. Lions Gate may also, by special resolution, alter its Notice of Articles and Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the Business Corporations Act  (British Columbia) and Lions Gate’s Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders. In addition, with respect to capital alterations that apply to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, that class or series must consent by separate special resolution.

Our Articles

Advance Notice Procedures

Our Articles establish an advance notice procedure for “special business” and shareholder proposals to be brought before an annual meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum.

Special Meeting of Shareholders

Our Articles provide for annual shareholder meetings and state that directors may call a shareholder meeting whenever they might deem such a meeting appropriate.

Business Corporations Act (British Columbia)

Advance Notice Procedures

Under the Business Corporations Act (British Columbia), shareholders may make proposal for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to Lions Gate in advance of any proposed meeting by delivering a timely written notice in proper form to our secretary or other appropriate officer. The notice must include information on the business the shareholder intends to bring before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities.

Shareholder Requisitioned Meeting

Under the Business Corporations Act (British Columbia), shareholders holding 5% or more of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the Act, the shareholder can call the meeting and we must reimburse the costs.

Removal of Directors and Increasing Board Size

Under the Business Corporations Act (British Columbia) and our Articles, directors may be removed by shareholders by passing a special resolution. The directors may remove a director convicted of an indictable offence, or if a director ceases to be qualified to act as a director and does not promptly resign. Further, under our Articles, the directors may appoint additional directors up to one-third of the directors elected by the shareholders.

Canadian Securities Laws

Lions Gate is a reporting issuer in certain provinces of Canada and therefore subject to the securities laws in each province in which it reports. Canadian securities laws require reporting of share purchases and sales by shareholders beneficially holding, directly or indirectly, more than 10% of our common shares. Any shareholder beneficially holding, directly or indirectly, more than 10% of our outstanding common shares must also advise on its intentions for their holdings through public disclosures. Canadian securities laws will also govern how any offer to acquire our equity or voting shares would be conducted.

Transfer Agent and Registrar

Canadian Stock Transfer Company Inc. serves as Lions Gate’s transfer agent and registrar for the common shares.

Listing

Our common shares are quoted on the NYSE under the symbol “LGF.”

CERTAIN U.S. AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

U.S. Income Taxation

The following is a general discussion of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) relating to the purchase, ownership, and disposition of the notes and the common shares of Lions Gate issuable upon conversion of the notes.

This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions, each as in effect as of the date hereof. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein and may result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences discussed herein.

This discussion deals only with notes and Lions Gate common shares issuable upon conversion of notes, in each case, beneficially held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or that may apply to holders subject to special rules under the U.S. federal income tax laws, such as:

•      dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt entities and traders in securities that elect mark-to-market treatment, or entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•      persons holding notes or Lions Gate common shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•      U.S. Holders of notes or Lions Gate common shares whose “functional currency” is not the U.S. dollar;

•      persons who are directors or officers of Lions Gate or who otherwise own or are deemed to own (directly, indirectly or constructively), at any time including in the future, 5% or more, by vote or value, of Lions Gate in the aggregate or any class of Lions Gate shares;

•      certain former citizens of former long-term residents of the United States;

•      “controlled foreign corporations” or “passive foreign investment companies”; or

•      holders liable for the alternative minimum tax consequences.

This discussion also does not address U.S. federal tax laws other than those pertaining to the income tax, nor does it address any aspects of U.S. state, local or, except as discussed below under “Certain U.S. and Canadian Federal Income Tax Considerations — Certain Canadian Federal Income Tax Considerations,” non U.S. taxes.  In addition, this discussion does not address the tax consequences of the purchase, ownership and disposition of notes or common shares of Lions Gate issuable upon conversion of notes arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.  Prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of purchasing, owning and disposing of notes or common shares of Lions Gate issuable upon conversion of notes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes or Lions Gate common shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or Lions Gate common shares, you should consult your tax advisor.

Whether a note is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We intend to treat the notes as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected. We do not intend to seek a ruling from the IRS with respect to the treatment of the notes and there can be no assurances that the IRS will agree with such treatment.

THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES OR COMMON SHARES OF LIONS GATE ISSUABLE UPON CONVERSION OF NOTES.  PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUNCES TO THEM (INCLUDING THE APPLICATION AND EFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS) OF PURCHASING, OWNING AND DISPOSING OF NOTES OR COMMON SHARES OF LIONS GATE ISSUABLE UPON CONVERSION OF NOTES.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences relevant to a U.S. Holder of notes or Lions Gate common shares issuable upon conversion of notes, as defined below. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note or Lions Gate common share that is, for U.S. federal income tax purposes:

•      an individual citizen or resident of the United States;

•      a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•      an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•      a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Payment of Interest

U.S. Holders generally will be required to include interest paid on the notes as ordinary income at the time it is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Interest payments will constitute U.S. source income for foreign tax credit purposes even if Lions Gate makes such payments pursuant to the guarantee.

Sale, Exchange, Conversion into Lions Gate’s Common Shares and Other Disposition of Notes

A U.S. Holder generally will recognize gain or loss upon the sale (including a sale pursuant to certain repurchase rights described in “Description of the Notes”), exchange, conversion into Lions Gate common shares or other disposition of a note equal to the difference between (i) the amount of cash plus the fair market value of any other property received, including the fair market value of Lions Gate common shares, on such disposition (except to the extent such cash or other property is properly attributable to accrued but unpaid interest, which will be taxable as interest as described above) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in the note generally will be equal to the amount paid for the note, plus any market discount previously included in income by the U.S. Holder, and reduced (but not below zero) by any amortizable premium previously amortized by the U.S. Holder with respect to the note. Subject to the market discount rules described below, any such gain or loss generally will be U.S. source capital gain or loss, and generally will be long-term capital gain or loss, if, at the time of the disposition, the U.S. Holder’s holding period for the notes is more than one year. Long-term capital gains of individuals and other non-corporate holders may be taxed at preferential rates. The deductibility of capital losses by U.S. Holders is subject to limitations.

Upon a conversion of notes into Lions Gate common shares, a U.S. Holder’s tax basis in the common shares of Lions Gate received will equal the fair market value of the common shares of Lions Gate received on the conversion date. Such U.S. Holder’s holding period for such Lions Gate common shares will begin on the date after the conversion.

In the event of a change in control, a U.S. Holder may under certain circumstances (including, but not limited to, an election by LGEI that the notes become convertible into common shares of the acquiror) be deemed to have exchanged a note for a “new” note. Such an exchange may be taxable to such U.S. Holder, in which case the consequences of any such deemed exchange would be the same as those described immediately above, with the gain or loss, if any, measured by the difference between the issue price of the “new” note (which generally should be its fair market value on the date of the deemed exchange if the “new” note is “traded on an established market” within the meaning of the Treasury Regulations) and the U.S. Holder’s adjusted tax basis in the original note. See “Description of the Notes—Public Acquiror Change in Control.” U.S. Holders are urged to consult their own tax advisors concerning the circumstances in which such U.S. Holders may be taxed upon a change in control.

Market Discount

A U.S. Holder that purchases a note (other than at the original issue price as part of its original issuance) for an amount that is less than its stated principal amount may be affected by the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the “market discount” on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds such U.S. Holder’s adjusted tax basis in the note immediately after its acquisition. A U.S. Holder that acquires a note at a market discount and does not elect to include market discount in income as it accrues will generally be required to treat any gain recognized upon the sale, exchange, conversion into Lions Gate common shares or other taxable disposition of such note as ordinary income to the extent of the accrued market discount on the note at the time of such sale, exchange, conversion into Lions Gate common shares or other taxable disposition. In general, market discount accrues on a ratable basis over the remaining term of the note at the time of acquisition, or, at the election of a U.S. Holder, using a constant-yield method. A U.S. Holder may elect to include market discount in income annually as it accrues (on either a ratable or constant-yield method). The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder that acquires a note at a market discount and does not elect to include accrued market discount in income over the life of the note, may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. The rules regarding market discount are complex, and U.S. Holders should consult their own tax advisors regarding how the rules may apply to them in light of their particular circumstances.

Amortizable Bond Premium

A U.S. Holder that purchases a note for an amount in excess of the note’s stated principal amount, plus accrued interest, will be treated as having purchased the note at a “premium” and generally may elect to amortize that premium, using a constant-yield method, over the remaining term of the note. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. Amortizable premium can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant-yield method, once made, generally applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding amortizable bond premium are complex, and U.S. Holders should consult their own tax advisors regarding how these rules may apply to them in light of their particular circumstances.

Constructive Distributions

The conversion rate of the notes is subject to adjustment under certain circumstances (see “Description of the Notes—Conversion Rate Adjustments”). A U.S. Holder may be treated as having received a taxable constructive distribution from Lions Gate, if, as a result of certain adjustments (or failures to make such adjustments) to the conversion rate, the proportionate interest of such U.S. Holder in Lions Gate’s assets or earnings and profits is increased. This would occur, for example, upon an adjustment to the conversion rate to compensate U.S. Holders of notes for distributions of cash or property to Lions Gate shareholders. Any such constructive distribution would generally be treated as a foreign source dividend for tax purposes, resulting in ordinary income, to the extent of Lions Gate’s current and accumulated earnings and profits. As a result, a U.S. Holder may recognize income in the event of a constructive distribution even though such U.S. Holder does not receive any cash or property. A U.S. Holder’s tax basis in a note will generally be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the holders of outstanding common shares of Lions Gate in Lions Gate’s assets or earnings and profits, then such increase in the proportionate interest of the holders of Lions Gate common shares generally will be treated as a constructive distribution to such holders taxable as a dividend to the extent of Lions Gate’s current and/or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide, reasonable anti-dilution formula will generally not be considered to result in a constructive distribution (however, any adjustment to the conversion rate made to compensate a U.S. Holder for certain taxable distributions with respect to Lions Gate common stock would not be considered to be made pursuant to such a formula).

Dividends on Lions Gate’s Common Shares

Subject to the discussion under the heading “Passive Foreign Investment Company” below, any distribution of cash or other property paid on Lions Gate common shares issuable upon conversion of the notes into Lions Gate common shares (other than certain pro rata distributions of Lions Gate common shares), generally will be treated as a dividend to such U.S. Holder to the extent of Lions Gate’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, at the end of the tax year in which the distribution occurs. Dividends are generally subject to U.S. federal income tax as ordinary income on the day the U.S. Holder actually or constructively receives such income.

To the extent that the amount of any such distribution exceeds the current and accumulated earnings and profits of Lions Gate, such excess will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common shares of Lions Gate and thereafter as gain from the sale or exchange of such common shares of Lions Gate. However, Lions Gate does not intend to calculate U.S. earnings and profits and, accordingly, it is possible that all distributions paid on Lions Gate common shares issuable upon the conversion of the notes into Lions Gate common shares will be reported as dividends. U.S. Holders that are corporations or entities taxable as corporations for U.S. federal income tax purposes will not be entitled to claim a dividends-received deduction with respect to distributions received from Lions Gate.

For foreign tax credit purposes, dividends (including constructive dividends) paid by a foreign corporation generally constitute foreign source income and generally constitute “passive income.” Subject to various limitations set forth in the Code (including the limitations in Sections 901 and 904 of the Code), which affect different taxpayers differently according to their circumstances, any foreign tax withheld or paid with respect to dividends on Lions Gate common shares generally will be eligible for credit against the federal income tax liability of the U.S. Holder receiving such dividend. Alternatively, such U.S. Holder may claim a deduction for such amount of withheld foreign taxes, but only for a year for which such U.S. Holder elects to do so with respect to all foreign income taxes. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. U.S. Holders are urged to consult their own tax advisors to determine whether and to what extent a foreign tax credit or deduction might be available to such U.S. Holder in connection with Canadian taxes withheld from dividends paid to such U.S. Holder on its Lions Gate common shares.

Dividends paid in Canadian dollars to a U.S. Holder with respect to such U.S. Holder’s common shares of Lions Gate will be included in such U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder that receives a dividend paid in Canadian dollars will have a tax basis in the Canadian dollars so received equal to the U.S. dollar value of such Canadian dollars on the date of such actual or constructive receipt.  If a U.S. Holder receiving such a dividend converts the Canadian dollars so received into U.S. dollars on the date of receipt, such U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend distribution are not converted into U.S. dollars by the U.S. Holder on the date of receipt, such U.S. Holder may recognize exchange gain or loss on a subsequent conversion of such Canadian dollars into U.S. dollars. The amount of any such gain or loss recognized in connection with a subsequent conversion generally will be treated as ordinary income or loss and generally will be treated as U.S. source income or loss for foreign tax credit purposes.

Sale, Exchange or Other Disposition of Lions Gate’s Common Shares

Subject to the discussion under the heading “Passive Foreign Investment Company” below, upon a sale, exchange or other taxable disposition of Lions Gate common shares issuable upon conversion of the notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in such Lions Gate common shares. Any such gain or loss generally will be U.S. source capital gain or loss, and generally will be long-term capital gain or loss, if, at the time of the disposition, the U.S. Holder’s holding period for the notes is more than one year. Long-term capital gains of individuals and other non-corporate holders may be taxed at preferential rates. The deductibility of capital losses by U.S. Holders is subject to limitations.

If a U.S. Holder receives proceeds upon the sale, exchange or other taxable disposition of Lions Gate common shares denominated in Canadian dollars, such U.S. Holder will realize an amount equal to the U.S. dollar value of the proceeds received calculated by reference to the exchange rate in effect on the date of such sale, exchange or other taxable disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date), regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder that receives such proceeds in Canadian dollars will have a basis in the Canadian dollars so received equal to the U.S. dollar value of such Canadian dollars when received. If a U.S. Holder receiving such proceeds converts the Canadian dollars so received into U.S. dollars on the date of receipt, such U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the proceeds from such sale, exchange or other taxable disposition. If the Canadian dollars received upon such sale, exchange or other taxable disposition are not converted into U.S. dollars by the U.S. Holder on the date of receipt, such U.S. Holder may recognize exchange gain or loss on a subsequent conversion of such Canadian dollars into U.S. dollars. The amount of any such gain or loss recognized in connection with a subsequent conversion generally will be treated as ordinary income or loss and generally will be treated as U.S. source income or loss for foreign tax credit purposes.

A U.S. Holder’s adjusted tax basis and holding period in Lions Gate common shares received upon a conversion of a note are determined as discussed above under “—Sale, Exchange, Conversion into Lions Gate’s Common Shares, and Other Disposition of Notes.”  The deductibility of capital losses by U.S. Holders is subject to limitations.

Passive Foreign Investment Company

Lions Gate believes that it will not be a “passive foreign investment company” for U.S. federal income tax purposes (“PFIC”) for the current taxable year and that it has not been a PFIC for prior taxable years and Lions Gate expect that it will not become a PFIC in the foreseeable future, although there can be no assurance in this regard. A foreign corporation will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income,” or (ii) at least 50% of its assets produce or are held for the production of “passive income.” For this purpose, “passive income” generally includes dividends, interest, royalties and rents and certain other categories of income, subject to certain exceptions. The determination of whether Lions Gate is a PFIC is a fact-intensive determination that includes ascertaining the fair market value (or, in certain circumstances, tax basis) of all of Lions Gate’s assets on a quarterly basis and the character of each item of income Lions Gate earns. This determination is made annually and cannot be completed until the close of a taxable year. It depends upon the portion of Lions Gate’s assets (including goodwill) and income characterized as passive under the PFIC rules, as described above. Accordingly, it is possible that Lions Gate may become a PFIC due to changes in its income or asset composition or a decline in the market value of Lions Gate equity. Because PFIC status is a fact-intensive determination, no assurance can be given that Lions Gate is not, has not been, or will not become, classified as a PFIC.

If Lions Gate were a PFIC for any taxable year, U.S. Holders generally will be subject to special tax rules that could result in materially adverse U.S. federal income tax consequences. In such event, a U.S. Holder may be subject to U.S. federal income tax at the highest applicable ordinary income tax rates on (i) any “excess distribution” made by Lions Gate to such U.S. Holder (which generally means any distribution paid during a taxable year to a

U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares), or (ii) any gain realized on the disposition of common shares of Lions Gate. In addition, a U.S. Holder may be subject to an interest charge on such “excess distribution” or gain. Furthermore, the favorable dividend tax rates that may apply to certain U.S. Holders on Lions Gate dividends will not apply if Lions Gate is a PFIC during the taxable year in which such dividend is paid, or the preceding taxable year. U.S. Holders should consult their own tax advisor concerning the consequences to them if Lions Gate or any of its foreign subsidiaries are or become a PFIC, including, but not limited to, the availability of any elections such as the so-called “qualified electing fund” or “mark to market” elections that might mitigate adverse tax consequences to such U.S. Holders.

Information Reporting and Backup Withholding

In general, information reporting will apply to payments of interest on the notes and any proceeds from the disposition of the notes to a U.S. Holder and generally will apply with respect to any payments of dividends on the common shares of Lions Gate, as well as any proceeds from the disposition of the common shares of Lions Gate, in each case, made to a U.S. Holder within the United States, or by a U.S. payor or U.S. middleman.

Backup withholding (currently at a rate of 28%) may apply with respect to interest paid on the notes, with respect to dividends paid on the common shares of Lions Gate or with respect to proceeds received from a disposition of the notes or Lions Gate common shares. In order to avoid backup withholding, U.S. Holders should provide the applicable paying agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

The following is a general discussion of certain material U.S. federal tax consequences relevant to a Non-U.S. Holder of notes or Lions Gate common shares issuable upon conversion of the notes. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note or Lions Gate common shares issuable upon conversion of the notes (other than a partnership or any other entity or agreement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Payment of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” payments of interest on a note to a Non-U.S. Holder will not be subject to U.S. federal withholding tax under the “portfolio interest exemption,” provided that:

•      such payments are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, such payments are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•      the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of LGEI’s stock entitled to vote;

•      the Non-U.S. Holder is not a “controlled foreign corporation” that is related (within the meaning of the Code) to LGEI;

•      the Non-U.S. Holder is not a “bank” (within the meaning of the Code) whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•      the Non-U.S. Holder provides LGEI or its paying agent with appropriate documentation from the Non-U.S. Holder (generally, an IRS Form W-8BEN) establishing that such Non-U.S. Holder is not a U.S. person.

If a Non-U.S. Holder does not satisfy the above requirements, payments of interest to such Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, unless such Non-U.S. Holder provides LGEI or its paying agent with a properly completed and executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of U.S. federal withholding tax under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) certifying that interest paid on the note to such Non-U.S. Holder is not subject to U.S. federal withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. Interest paid to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements as described above.  Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Person (within the meaning of the Code). In addition, a Non-U.S. Holder that is a foreign corporation may also be subject to an additional a “branch profits tax” at a 30% rate (or such a lower rate as may be specified by an applicable if an income tax treaty).

Dividends on Lions Gate Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or U.S. federal withholding tax on dividends (and any constructive dividends resulting from certain adjustments, or failure to make adjustments, to the number of Lions Gate’s common shares to be issued on conversion of notes into Lions Gate’s common shares, see “—Consequences to U.S. Holders—Constructive Distributions” above) received from Lions Gate with respect to Lions Gate common shares unless that income is considered effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, such dividends are attributable to a permanent establishment maintain by such Non-U.S. Holder in the United States).

Sale, Exchange, or Other Disposition of Notes or Lions Gate Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain realized upon the sale, exchange, or other taxable disposition of notes (including a conversion into Lions Gate common shares) or Lions Gate common shares, unless:

•      such gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•      such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person (within the meaning of the Code). In addition, a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Gain described in the second bullet above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s U.S.-source capital gains during the taxable year of the disposition exceed its U.S.-source capital losses during the taxable year of the disposition.

In the event of a change in control, you may under certain circumstances (including, but not limited to, an election by LGEI that the notes become convertible into common shares of the acquiror) be deemed to have exchanged a note for a “new” note. Such an exchange may be a taxable exchange, in which case the consequences of any such deemed exchange would be the same as those described immediately above. See “Description of the Notes—Public Acquiror Change in Control.”

Information Reporting and Backup Withholding

Backup withholding generally will not apply to interest payments made to a Non-U.S. Holder in respect of the notes or dividends paid in respect of Lions Gate common shares if such Non-U.S. Holder provides appropriate documentation of its non-U.S. status. However, certain information reporting may apply with respect to interest and dividend payments even if certification is provided. The payment of proceeds from a Non-U.S. Holder’s conversion or disposition of notes or disposition of Lions Gate common shares to or through the U.S. office of any broker, domestic or foreign, may be subject to information reporting and possibly backup withholding unless such Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that such Non-U.S. Holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from a Non-U.S. Holder’s conversion or disposition of notes or disposition of Lions Gate common shares to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker with certain specified U.S. connections may be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or such Non-U.S. Holder establishes an exemption. Neither information reporting nor backup withholding will apply to a payment of the proceeds from a Non-U.S. Holder’s conversion or disposition of notes or disposition of Lions Gate common shares by or through a non-U.S. office of a non-U.S. broker without certain specified U.S. connections. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities in the country in which a Non-U.S. Holder resides.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Certain Canadian Federal Income Tax Considerations

The following summary describes, as of the date hereof, the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations promulgated thereunder (the “Tax Act”) generally applicable to a person who acquires notes pursuant to this offering and Lions Gate common shares on the conversion of the notes and who, for purposes of the Tax Act and at all relevant times and any applicable income tax convention or treaty, (i) is neither resident nor deemed to be resident in Canada and does not, and is not deemed to, use or hold the notes and the Lions Gate common shares issuable upon the conversion of the notes in carrying on a business in Canada, (ii) holds the notes and the Lions Gate common shares as capital property and (iii) deals at arm’s length with, and is not affiliated with, LGEI or Lions Gate (a “Holder”). This discussion does not apply to an insurer who carries on an insurance business in Canada and elsewhere or to an “authorized foreign bank” (as defined in the Tax Act).

Generally, the notes and the Lions Gate common shares issuable on the conversion of the notes will be considered to be capital property to a Holder provided that the Holder does not hold or use them in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade.

This summary is based on the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current published administrative positions and assessing practices of the Canada Revenue Agency. This summary assumes that the Proposed Amendments will be enacted as proposed, however, no assurance can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action or otherwise, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax consequences of acquiring notes or Lions Gate common shares pursuant to this offering and Lions Gate common shares on the conversion of the notes. Accordingly, this summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder and no representations with respect to the income tax consequences to any Holder are made. Consequently, Holders should consult their own tax advisors for advice with respect to the tax consequences to them, having regard to their particular circumstances.

Taxation of Interest on Notes and the Make Whole Premium

The payment of interest on the notes and the payment of the make whole premium by LGEI will not be subject to Canadian withholding tax or any other Canadian tax.

If, pursuant to a guarantee obligation, Lions Gate or any other resident of Canada pays or credits or is deemed to have paid or credited an amount as, on account of, or in lieu of payment of, or in satisfaction of interest or the make whole premium, a Holder will not be subject to Canadian withholding tax in respect of such amount.

Exercise of the Conversion Privilege

A Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Holder on a conversion of a note unless the note constitutes “taxable Canadian property” (as defined in the Tax Act) of the Holder at the time of disposition and the Holder is not entitled to relief under an applicable income tax convention or treaty. Provided the Lions Gate common shares are listed on a “designated stock exchange” (as defined in the Tax Act), which currently includes the NYSE, at the time of the disposition, the notes generally will not constitute taxable Canadian property of a Holder, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met: (i) the Holder, persons with whom the Holder did not deal at arm’s length, or the Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Lions Gate, and (ii) more than 50% of the fair market value of the Lions Gate common shares was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act) or (d) options in respect of, or interests in or rights in any such property, whether or not such property exists.

Disposition of Notes and Lions Gate Common Shares

A Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Holder on a disposition or deemed disposition of a note or a Lions Gate common share, unless the note or the Lions Gate common share, as the case may be, constitutes “taxable Canadian property” (as defined in the Tax Act) of the Holder at the time of disposition and the Holder is not entitled to relief under an applicable income tax convention or treaty. Provided the Lions Gate common shares are listed on a “designated stock exchange” (as defined in the Tax Act), which currently includes the NYSE, at the time of the disposition, the notes and the Lions Gate common shares generally will not constitute taxable Canadian property of a Holder, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met: (i) the Holder, persons with whom the Holder did not deal at arm’s length, or the Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Lions Gate, and (ii) more than 50% of the fair market value of the Lions Gate common shares was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada, (b) Canadian resource properties, (c) timber resource properties or (d) options in respect of, or interests in or rights in any such property, whether or not such property exists.

Receipt of Dividends on Lions Gate common shares

Dividends paid or credited, or deemed to be paid or credited, to a Holder in respect of Lions Gate common shares will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless the rate is reduced under the terms of an applicable income tax convention or treaty between Canada and the country of residence of the Holder. Where the Holder is a resident of the United States who is entitled to the benefits under the Canada-United States Income Tax Convention, as amended, and is the beneficial owner of the dividend, the rate of Canadian withholding tax applicable to the dividend is generally reduced to 15% (or 5% in the case of a Holder that is a company beneficially owning at least 10% of the voting shares of Lions Gate at the relevant time).

SELLING SECURITYHOLDERS

On April 15, 2013, LGEI and Lions Gate entered into a purchase agreement with Kornitzer Capital Management, Inc., pursuant to which LGEI issued $60.0 million aggregate principal amount of the notes in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. A further description of such agreement is contained in our Current Report on Form 8-K filed with the SEC on April 15, 2013 and incorporated herein by reference.

This prospectus relates to the resale by the respective selling securityholders of the notes and related guarantee and Lions Gate common shares issuable upon conversion of the notes.

The following table sets forth information with respect to the selling securityholders and the respective principal amounts of notes and common shares beneficially owned by such selling securityholders that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders named in the table, and does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated herein, the selling securityholders do not, and within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the notes or the common shares offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by the selling securityholders upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

For the purposes of the following table, the number of our common shares beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which the selling securityholders have the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

The percent of beneficial ownership for the selling securityholders is based on 136,247,299 of common shares outstanding as of May 24, 2013. Under Rule 13d-3(d)(1) of the Exchange Act, shares which the selling securityholder has the right to acquire within 60 days of the date of this prospectus are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of such selling securityholder but are not deemed to be outstanding as to any other selling securityholder. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of common shares actually outstanding as of the date of this prospectus.

	Principal Amount of Notes		Number of Common Shares
Selling Securityholders	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering(1)		Percent of Common Shares Outstanding Prior to the Offering(1)	Offered Hereby(1)	Beneficially Owned After the Offering (1)(2)	Percent of Common Shares Outstanding After the Offering(1)(2)
Buffalo High Yield Fund(3)	$5,000,000	8.3%	261,905	(4)	*	166,667	*	*
Buffalo Flexible Income Fund(3)	30,000,000	50.0%	1,238,095	(5)	*	1,000,000	*	*
Great Plains Trust Company, as Trustee for the Common and Collective Funds(3)	23,500,000	39.2%	7,452,102	(6)	5.5%	783,333	4.9%	*
United Missouri Bank, N.A.(7)	1,500,000	2.5%	184,254	(8)	*	50,000	*	*

*                 Less than 1% of the outstanding shares.

(1)         For purposes of presenting the number of our common shares beneficially owned by the holder of notes, we assume a conversion price under the notes of $30.00 per common share, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the number of common shares issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holder of notes, may increase or decrease in the future.

(2)         Assumes that all shares being offered by the selling securityholders under this prospectus are sold.

(3)         Kornitzer Capital Management, Inc. is the investment advisor to the Buffalo High Yield Fund, Buffalo Flexible Income Fund and Great Plains Trust Company. John C. Kornitzer is the Chief Executive Officer of Kornitzer Capital Management, Inc. Each of Mr. Kornitzer and Kornitzer Capital Management, Inc. share voting and dispositive power over the securities and may be deemed to indirectly beneficially own the securities held of record by Buffalo High Yield Fund, Buffalo Flexible Income Fund and Great Plains Trust Company.

(4)         Includes 166,667 common shares issuable upon conversion of the notes and 95,238 common shares issuable upon conversion of the 2012 Notes.

(5)         Includes 1,000,000 common shares issuable upon conversion of the notes and 238,095 common shares issuable upon conversion of the 2012 Notes.

(6)         Includes 783,333 common shares issuable upon conversion of the notes and 3,952,381 common shares issuable upon conversion of the 2012 Notes and 2,716,388 common shares.

(7)         United Missouri Bank, N.A., is the custodian for Korntizer Capital Management Registered Investment Advisor, of which John C. Kornitzer is a principal and has voting and dispositive power over the securities owned by United Missouri Bank, N.A.

(8)        Includes 50,000 common shares issuable upon conversion of the notes and 134,254 common shares.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes or our common shares offered by this prospectus. The notes and common shares offered by this prospectus may be sold from time to time to purchasers:

•                  directly by the selling securityholders, or

•                  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the common shares offered by this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or common shares offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes or common shares to be made directly or through agents.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or common shares offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. As a result, any profits on the sale of such securities by the selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling securityholders are deemed to be underwriters, the selling securityholders will also be subject to the prospectus delivery requirements of the Securities Act.

If the notes or common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the common shares may be sold in one or more transactions at:

•                  fixed prices,

•                  prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•                  varying prices determined at the time of sale, or

•                  negotiated prices.

These sales may be effected in transactions:

•                  on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale, including the NYSE,

•                  in the over-the-counter market,

•                  in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•                  through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and common shares offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and common shares in the course of hedging their positions. The selling securityholders may also sell the notes and common shares short and deliver notes and common shares to close out short positions, or loan or pledge notes and common shares to broker-dealers that in turn may sell the notes and common shares.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or common shares offered hereby. The selling securityholders might not sell any or all of the notes or the common shares offered by it using this prospectus. The selling securityholders might instead transfer, devise or gift any such securities by other means not described in this prospectus, including pursuant to one or more transactions exempt from registration under the Securities Act, if available. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Our common shares trade on NYSE under the symbol “LGF.” Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes on any national or other securities exchange. No assurance can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors.”

The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and common shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and common shares to engage in market-making activities with respect to the particular notes and common shares being distributed for a period of time before the commencement of such distribution. This may affect the marketability of the notes and common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and common shares.

We have agreed to pay substantially all of the expenses incidental to the registration of the notes and common shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York will pass upon the validity of the notes offered hereby as well as certain other legal matters. Heenan Blaikie LLP, Vancouver, British Columbia will pass upon the validity of the common shares offered hereby as well as certain other legal matters. Two partners of Heenan Blaikie LLP serve on the board of directors of Lions Gate.

EXPERTS

The consolidated financial statements of Lions Gate Entertainment Corp. and TV Guide Entertainment Group, LLC appearing in Lions Gate's Annual Report (Form 10-K) for the year ended March 31, 2013 (including the schedule appearing therein), filed with the SEC on May 30, 2013, and the consolidated financial statements of Summit Entertainment, LLC as of and for the year ended December 31, 2011, included as Exhibit 99.1 to Lions Gate’s Amendment No. 1 to the Current Report on Form 8-K/A, filed with the SEC on March 22, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Studio 3 Partners L.L.C. as of September 30, 2012 and 2011 and for the years ended September 30, 2012 and 2011, and the nine month period ended September 30, 2010, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Lions Gate Entertainment Corp. for the year ended March 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Summit Entertainment, LLC as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 included as Exhibit 99.2 to Lions Gate’s Amendment No. 1 to the Current Report on Form 8-K/A filed with the SEC on March 22, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LIONS GATE ENTERTAINMENT CORP.

LIONS GATE ENTERTAINMENT INC.

$60,000,000 Aggregate Principal Amount of
1.25% Convertible Senior Subordinated Notes due 2018

2,000,000 Common Shares Issuable upon Conversion of Notes

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following are the expenses incurred in connection with the issuance and distribution of the notes and the common shares issuable upon conversion thereof. We will pay all of these expenses. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$8,184

Legal Fees and Expenses	*

Accounting Fees and Expenses	*

Printing Expenses	*

Blue Sky Fees	*

Transfer Agent Fees and Expenses	*

Trustee Fees and Expenses	*

Miscellaneous	*

Total	*

*                 Estimated expenses (other than SEC registration fee) are not presently known.

Item 15.  Indemnification of Directors and Officers

Lions Gate Entertainment Corp.

Under the Business Corporations Act (British Columbia), Lions Gate may indemnify a present or former director or officer of Lions Gate or a person who acts or acted at Lions Gate’s request as a director or officer of another corporation, or for an affiliate, of Lions Gate, and his heirs and personal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with Lions Gate or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of Lions Gate or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Other forms of indemnification may be made only with court approval.

In accordance with the Articles of Lions Gate, Lions Gate shall indemnify every director or former director of Lions Gate, or may, subject to the Business Corporations Act (British Columbia), indemnify any other person. We have entered into indemnity agreements with our directors, executive officers, and certain other key employees whereby we have agreed to indemnify the directors and officers to the extent permitted by our Articles and the Business Corporations Act (British Columbia).

Lions Gate’s Articles permit Lions Gate, subject to the limitations contained in the Business Corporations Act, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. Lions Gate, however, only maintains directors and officers liability insurance and corporate reimbursement insurance.

The foregoing summaries are necessarily subject to the complete text of the statute, Lions Gate’s Articles, and the arrangements referred to above are qualified in their entirety by reference thereto.

Lions Gate Entertainment Inc.

As authorized by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Amended and Restated Certificate of Incorporation (the “Certificate”) of Lions Gate Entertainment Inc. provides that a director of LGEI will not be liable to LGEI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith of law, (iii) pursuant to Section 174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

The DGCL permits indemnification of directors, officers, employees and agents subject to certain limitations. Our bylaws and the appendix thereto provide for the indemnification of our directors, officers, employees and agents to the extent permitted by Delaware law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933 (the “Securities Act”).

Lions Gate maintains directors’ and officers’ liability insurance policies insuring LGEI directors and officers for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

(a)         Exhibits

Exhibit Number
3.1	Articles (incorporated by reference to Exhibit 3.1 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as filed on June 29, 2005)
3.2

Notice of Articles (incorporated by reference to Exhibit 3.2 to Lions Gate Entertainment Corp.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, as filed on November 9, 2009)

3.3

Vertical Short Form Amalgamation Application (incorporated by reference to Exhibit 3.3 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)

3.4	Certificate of Amalgamation (incorporated by reference to Exhibit 3.4 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)
4.1	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-164960) filed on February 17, 2010

Exhibit Number
4.2

Purchase Agreement, dated April 15, 2013 by and among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp. and Kornitzer Capital Management, Inc. (incorporated by reference to Exhibit 4.1 to Lions Gate Entertainment Corp.’s Current Report on Form 8-K as filed on April 15, 2013)

4.3	Indenture, dated April 15, 2013 by and among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp., and U.S. Bank National Association, as Trustee*
5.1	Opinion of Wachtell, Lipton, Rosen & Katz*
5.2	Opinion of Heenan Blaikie LLP*
12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges*
23.1	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1)*
23.2	Consent of Heenan Blaikie LLP (contained in Exhibit 5.2)*
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*
23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Studio 3 Partners L.L.C.)*
23.5

Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Summit Entertainment, LLC as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010)*

24.1	Power of Attorney (included on signature page to the registration statement)
25.1	Statement of Eligibility of the Trustee on Form T-1*

*       Filed herewith.

Item 17.  Undertakings

(a)           The undersigned registrants hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

(i)            the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)           each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

(i)            each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)           That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii)          the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or the securities provided by or on behalf of the undersigned registrants; and

(iv)          any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)           The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)           The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Lions Gate Entertainment Corp. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on June 6, 2013.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James Keegan
James Keegan,
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jon Feltheimer, Michael Burns, Wayne Levin and James Keegan, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Norman Bacal
Norman Bacal	Director	June 6, 2013
/s/ Michael Burns
Michael Burns	Vice Chairman	June 6, 2013
/s/ Gordon Crawford
Gordon Crawford	Director	June 6, 2013
/s/ Arthur Evrensel
Arthur Evrensel	Director	June 6, 2013
/s/ John Feltheimer
John Feltheimer	Chief Executive Officer (Principal Executive Officer)	June 6, 2013
/s/ Frank Giustra
Frank Giustra	Director	June 6, 2013
/s/ James Keegan
James Keegan	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2013
/s/ Morley Koffman
Morley Koffman	Director	June 6, 2013
/s/ Harald Ludwig
Harald Ludwig	Director	June 6, 2013
/s/ G. Scott Patterson
G. Scott Patterson	Director	June 6, 2013
/s/ Mark Rachesky, M.D.
Mark Rachesky, M.D.	Chairman	June 6, 2013
/s/ Daryl Simm
Daryl Simm	Director	June 6, 2013

Signature	Title	Date
/s/ Hardwick Simmons
Hardwick Simmons	Director	June 6, 2013
/s/ Phyllis Yaffe
Phyllis Yaffe	Director	June 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Lions Gate Entertainment Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on June 6, 2013.

LIONS GATE ENTERTAINMENT INC.

By:	/s/ James Keegan
James Keegan,
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jon Feltheimer, Wayne Levin and James Keegan, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jon Feltheimer
Jon Feltheimer	President (Principal Executive Officer) and Director	June 6, 2013
/s/ James Keegan
James Keegan	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	June 6, 2013
/s/ Wayne Levin
Wayne Levin	Director	June 6, 2013

EXHIBIT INDEX

Exhibits

Exhibit Number
3.1	Articles (incorporated by reference to Exhibit 3.1 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as filed on June 29, 2005)
3.2

Notice of Articles (incorporated by reference to Exhibit 3.2 to Lions Gate Entertainment Corp.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, as filed on November 9, 2009)

3.3

Vertical Short Form Amalgamation Application (incorporated by reference to Exhibit 3.3 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)

3.4	Certificate of Amalgamation (incorporated by reference to Exhibit 3.4 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)
4.1	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-164960) filed on February 17, 2010
4.2

Purchase Agreement, dated April 15, 2013 by and among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp. and Kornitzer Capital Management, Inc. (incorporated by reference to Exhibit 4.1 to Lions Gate Entertainment Corp.’s Current Report on Form 8-K as filed on April 15, 2013)

4.3	Indenture, dated April 15, 2013 by and among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp., and U.S. Bank National Association, as Trustee*
5.1	Opinion of Wachtell, Lipton, Rosen & Katz*
5.2	Opinion of Heenan Blaikie LLP*
12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges*
23.1	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1)*
23.2	Consent of Heenan Blaikie LLP (contained in Exhibit 5.2)*
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*
23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Studio 3 Partners L.L.C.)*
23.5

Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Summit Entertainment, LLC as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010)*

24.1	Power of Attorney (included on signature page to the registration statement)
25.1	Statement of Eligibility of the Trustee on Form T-1*

*                 Filed herewith.